EXPENSE LIMIT AND REIMBURSEMENT AGREEMENT

         Expense Limit and Reimbursement Agreement made as of January __, 2004, between Pioneer Investment Management, Inc. ("PIM") and Pioneer Tax Advantaged Trust (the "Trust").

         WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management company.

         WHEREAS, the Trust and PIM have entered into an Advisory Agreement, dated as of January __, 2004 (the "Advisory Agreement"), pursuant to which PIM provides investment management services to the Trust for compensation based on the value of the average daily managed assets of the Trust.

         WHEREAS, PIM and the Trust wish to limit the expenses of the Trust during the first three (3) years of investment operations of the Trust.

         NOW THEREFORE the parties agree as follows:

         SECTION 1. PIM agrees, until the third anniversary of the initial closing of the Trust's initial offering of its common shares, to limit the Trust's expenses (the "Expense Limitation") by waiving fees payable to PIM and/or reimbursing the Trust for the Trust's ordinary operating expenses so that the total expenses of the Trust (excluding organizational and offering costs for common and preferred shares, interest expenses, the cost of defending or prosecuting any claim or litigation to which the trust is a party, together with any amount in judgment or settlement, indemnification expenses or taxes incurred due to the failure of the Trust to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any other non-recurring or non-operating expenses) [with respect to Trust's common shares] do not exceed 0.80% per annum of average daily managed assets. "Managed assets" means the total assets of the Trust (including any assets attributable to any financial leverage that may be outstanding) minus the sum of accrued liabilities (other than liabilities representing financial leverage). The liquidation preference on any preferred shares is not a liability.

         SECTION 2. PIM may terminate or modify the Expense Limitation only in accordance with this Agreement. PIM agrees that the Expense Limitation shall not be modified or terminated prior to the third anniversary of the initial closing of the Trust's initial offering of its common shares unless the Advisory Agreement is terminated prior to that date, in which case this Agreement shall terminate concurrently with the termination of the Advisory Agreement.

         SECTION 3. PIM shall keep a record of the amount of expenses that it waived or reimbursed pursuant to Section 1 hereof ("Prior Expenses"). If at any future date the total expenses of the Trust are less than the Expense Limitation (such excess amount, the "Excess Amount"), PIM shall be entitled to be reimbursed for all or a portion of such Prior Expenses to the extent possible and solely payable from the Excess Amount. If the expenses subsequently exceed the Expense Limitation, the reimbursement of Prior Expenses shall be suspended. If subsequent reimbursement of Prior

Expenses are resumed to the extent that expenses do not exceed the Expense Limitation (unless previously terminated by PIM), the Expense Limitation will be applied. Notwithstanding anything in this Section 3 to the contrary, the Trust shall not reimburse PIM for any Prior Expense pursuant to this Section 3 more than three (3) years after the expense was incurred.

         SECTION 4. It is not intended by PIM or the Trust that the reimbursement of Prior Expenses in Section 3 shall be an obligation of the Trust
(a) unless and until the total expenses of the Trust are less than the Expense Limitation and then only to the extent of the Excess Amount and (b) unless such Prior Expense was incurred less than three (3) years prior to the reimbursement. PIM understands that total expenses of the Trust may never be reduced below the Expense Limitation and there is no assurance that the Prior Expenses shall be reimbursed. In addition, the Trust shall have the right to terminate this Agreement, including its obligation to reimburse Prior Expenses, at any time upon notice to PIM. This Agreement automatically terminates without obligation by the Trust upon termination of the Advisory Agreement.

         SECTION 5. This Agreement shall be governed by the laws of the State of Delaware.

         SECTION 6. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Agreement and Declaration of Trust, as may be amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

         Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fees payable to PIM and the computations of average daily managed assets, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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         In witness whereof, the parties hereto have caused this Agreement to be signed as of the date first written above.

                                                PIONEER INVESTMENT MANAGEMENT,
                                                INC.



                                                By:
                                                       -------------------------
                                                Name:
                                                Title:


                                                PIONEER TAX ADVANTAGED
                                                BALANCED TRUST



                                                By:
                                                      --------------------------
                                                Name:
                                                Title:


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